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                                                                   Exhibit 10.20


                            PLAYER LICENSE AGREEMENT

         This Agreement (this "AGREEMENT") is made and entered into as of the 1st day of November, 1997 by and between Gary Player ("PLAYER"), an individual, and Gary Player Group, Inc., a Florida corporation ("GPG"), with reference to the following facts:

         A. Player is famous throughout the world as a champion professional golfer, international celebrity and spokesperson whose endorsement of products and services has great intrinsic and commercial value.

         B. Player has the right to provide for the use of the Player Name (as hereinafter defined) as provided for in this Agreement.

         C. On the terms and subject to the conditions of this Agreement, Player desires to grant to Licensee the sole and exclusive right and license to use the Player Name in the Territory in the Exploitation of Endorsed Products (as such terms are hereinafter defined).

         NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto do hereby agree as follows:

1        GRANT OF RIGHTS; DEFINITIONS

         (a On the terms and subject to the conditions in this Agreement, Player hereby grants to Licensee the sole and exclusive right and license (the "LICENSE") in perpetuity to use the Player Name in the Exploitation of Endorsed Products throughout the Territory. The License shall commence as of the Effective Date. The License shall include and encompass without limitation each and every Intellectual Property Right arising or existing in connection with, with respect to, or embodied in, the Player Name in connection with the use of such Player Name in the Exploitation of Endorsed Products. The License shall also include the right to use "Gary Player" as part of Licensee's corporate name, subject to approval of the full corporate name by Player, which approval will not be unreasonably withheld (and Player hereby approves the name "Gary Player Golf, Inc.").

         (b Player reserves the right to: (i) produce or cause to be produced, in connection with the Gary Player Golf Academy, instructional golf videos and other golf instruction products and aids in any media incorporating the Player Name ("GOLF INSTRUCTION PRODUCTS") and market and sell Golf Instruction Products other than on a Direct Marketing Basis (except as provided below); and (ii) produce, market and sell biographical videos and other biographical products incorporating the Player Name. Except for the Existing DM Licenses, Player may market and sell Golf Instruction Products on a Direct Marketing Basis only through Licensee, in which event Licensee shall reasonably cooperate with Player. Player and Licensee shall share on an equal basis all Net Revenues from the sale of Golf Instruction Products on a Direct Marketing Basis. "NET REVENUES" from the sale of Golf Instruction Products shall mean revenues from such sales less the related cost of goods sold, including sales commissions. Player agrees not to renew or extend
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any Existing DM License, and will use commercially reasonable efforts transfer such business to Licensee (but Player shall not be obligated to breach any Existing DM License).

         (c For purposes of this Agreement, the following terms shall have the meanings set forth below:

             "AFFILIATE" shall mean, with respect to any specified Person, (a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(b) any other Person who is a director, officer, partner or trustee of the specified Person or a Person described in clause (a) of this definition or any spouse of the specified Person or any such other Person, (c) any relative of the specified Person or any other Person described in clause (b) of this definition, or (d) any Person of which the Specified Person and/or any one or more of the Persons specified in clause (a),(b) or (c) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities or otherwise have a substantial beneficial interest.

             "AGREEMENT YEAR" shall mean a year period commencing with the Effective Date or an annual anniversary of the Effective Date and terminating one year thereafter.

             "ARTWORK" shall mean photographs, film footage and video footage of Player participating in golf tournaments, exhibitions and other public appearances in his capacity as a golf professional.

             "ASSET PURCHASE AGREEMENT" shall mean that certain Asset Purchase Agreement dated as of the date hereof by and between GPG and Golf One pursuant to which, among other things, GPG has agreed to sell, transfer and assign certain assets, including its rights under this Agreement, to Golf One.

             "DIRECT MARKETING BASIS" shall mean marketing and sales through infomercials, telemarketing, Internet or other computer systems, direct mail, CD-ROM, and other direct response marketing channels.

             "EFFECTIVE DATE" shall mean date of the closing of the purchase and sale of the assets contemplated by the Asset Purchase Agreement.

             "ELECTRONIC MEDIA" shall mean all forms of electronic, magnetic, digital, optical and laser-based information storage and retrieval systems, floppy diskette-based software, CD-ROM, interactive software and compact discs, floptical disks, ROM Card, silicon chip, on-line electronic or satellite-based data transmission and other such systems, and any other device or medium for electronic reproduction, publication, distribution or transmission, whether now or hereafter known or developed.

             "ENDORSED PRODUCTS" shall mean (i) golf clubs, including, but not limited to Woods, Irons and Specialty Clubs, including Drivers, Wedges, Chippers and Putters; and (ii) Golf Accessories.
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             "EXHIBIT" shall mean to produce, transmit, broadcast, telecast, cable cast, display, exhibit, project, perform, reproduce, publicize, or otherwise use.

             "EXISTING DM LICENSES" shall mean the licenses identified on Exhibit B to this Agreement as "Existing DM Licenses."

             "EXISTING LICENSES" shall mean the licenses described in Exhibit B to this Agreement other than Existing DM Licenses.

             "EXPLOIT" shall mean use, promote, advertise, affix, copy, Exhibit, distribute, manufacture, sell, market, sublicense, rent, modify, create derivative works from, practice or otherwise exploit in all forms in any and all media.

             "GOLF ACCESSORIES" shall mean hats, apparel, towels, umbrellas, bags, balls, audiotapes, videotapes and other products pertaining to the playing of golf or the marketing, sale and distribution of golf clubs.

             "GOLF ONE" shall mean Golf One Industries, Inc., a Delaware corporation.

             "INITIAL QUARTER" shall mean the period commencing the Effective Date and terminating on the last day of the calendar quarter in which the Effective Date occurs.

             "INTELLECTUAL PROPERTY RIGHTS" shall mean each and every right now or hereafter recognized and enforced under trademark, service mark, copyright, patent, trade secret and all other intellectual laws, whether existing by statute and/or at common law, of each jurisdiction within the world.

             "LICENSEE" shall mean the Licensee under this Agreement, which initially be GPG, and shall be Golf One and its successors and permitted assigns from and after the Effective Date.

             "LICENSE FEE" shall have the meaning set forth in Section 2(a) of this Agreement.

             "MARKETING MATERIALS" shall mean brochures, advertisements, pictures, photos, films, infomercials, commercials, videos and similar materials used to market, advertise and promote the Endorsed Products which utilize or incorporate the Player Name.

             "MEDIA PRODUCTION" shall mean television programs and broadcasts, radio programs and broadcasts, television or radio series, newscasts, documentaries, video productions, video tapes, video discs, sound tracks, motion picture productions, and any other form of media production that has been, or may in the future be, conceived, developed or invented, by any process, instrumentation or device now known or hereafter developed.

             "NET RECEIPTS" during any period shall mean (i) gross revenues of Licensee from the sale of Endorsed Products throughout the world during such period less (ii) discounts, incentives, applicable advertising, freight, duty and commissions, less (iii) all Refunds during such


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period which are not offset against Return Reserves, less (iv) all Return
Reserves established during such period with respect to sales of Endorsed Products during such period, plus (iv) all Return Reserves in effect at the beginning of such period which shall not be used to offset Refunds during such period. With respect to sales of Endorsed Products by Licensee which are not manufactured or produced by Licensee or sold only for the account of Licensee, "gross revenues" shall mean only the selling commissions and fees received by Licensee, and not the gross revenues from the sale of the Endorsed Products. For example, if Licensee sublicenses to a third party the right to incorporate the Player Name on golf hats, and then Licensee acts as sales, distribution and/or marketing agent for such golf hats on a Direct Marketing Basis (and collects the full price for such hats from customers), "gross revenues" shall include only that portion of the sales price for such golf hats as may be retained by Licensee in connection with the sale of such golf hats. Net Receipts shall not include revenues from the sale of Golf Instruction Products produced by or on behalf of Player which are sold by Licensee on a Direct Marketing Basis, as contemplated by Section 1(b) of this Agreement.

             "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

             "PLAYER NAME" shall mean the name "Gary Player," the initials, voice, signature and likeness of Player, the Knight's Head Logo, the trademark BLACK KNIGHT(TM) and any other trademark presently or hereafter used by Player in connection with Endorsed Products.

             "PLAYER PERCENTAGE" for any Royalty Year shall mean the percentage obtained by dividing the Subject Net Receipts for such Royalty Year by the Net Receipts for such Year.

             "PLAYER/WSE LICENSE" shall mean that certain Memorandum of Agreement dated as of January 1, 1967 between Player and WSE, as amended by that certain Amendment Agreement dated January 1, 1987, that certain letter dated January 1, 1997 and that certain letter dated April 17, 1998.

             "REFUNDS" shall mean amounts refunded by Licensee to customers for any reason, including for product returns, damaged products, canceled orders or otherwise relating to Endorsed Products.

             "RETURN RESERVE" shall mean reserves reasonably maintained by the Company from time to time for Refunds.

             "ROYALTY QUARTER" shall mean a calendar quarter, provided that the first Royalty Quarter shall be Initial Quarter.

             "ROYALTY STATEMENT" shall mean a Royalty Statement as defined in
Section 2(b) of this Agreement.

             "ROYALTY YEAR" shall mean a period commencing April 1 and terminating the following March 31; provided that the first Royalty Year shall be the period commencing on the


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Effective Date and ending on the following March 31 and the last Royalty Year
(if any) shall be the period ending on the date this Agreement terminates and commencing on the immediately prior April 1.

             "SUBJECT NET RECEIPTS" shall mean Net Receipts from sales in the Territory.

             "TERRITORY" shall mean the United States of America and its possessions, Canada, the Commonwealth of Puerto Rico and each country or territory in the continent of Africa which is lies completely south of the Equator.

             "TRANSFER" shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration.

             "WSE" shall mean World Services Establishment, a Liechtensein corporation.

             "WSE AGREEMENT" shall mean that certain WSE License Agreement dated the date hereof by and between GPG and WSE pursuant to which WSE has granted to GPG the exclusive perpetual right to use the Player Name in the Exploitation of Endorsed Products in the world except for the Territory.

2.       REMUNERATION

         (a As full and complete consideration for the License as set forth herein, and for the ancillary marketing services of Player to be performed hereunder, Licensee shall pay to Player the following amounts set forth in Sections 2(b) and 2(c).

         (b Licensee shall pay to Player the following license fees (the "LICENSE FEES"):



                AGREEMENT YEAR                             AMOUNT

                      1                                   $37,500

                      2                                   $50,000

                      3                                   $62,500

                      4                                   $75,000

                     5-10                            $87,500 (per year)




             The obligation to pay License Fees shall terminate on the earlier to occur of: (i) the first date that Player has not played in at least 10 internationally televised professional golf tournaments in the prior 12 months (the "TOURNAMENT TEST") and is no longer the Chairman of the Board of Golf One; and (ii) the tenth anniversary of the Effective Date; provided, however, that if prior to the end of the fifth Agreement Year a Removal Event occurs, Player shall be entitled to continue to receive the License Fees through the end of the fifth Agreement Year


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following the Agreement Year immediately prior to the Agreement Year in which the Removal Event occurs provided he continues to meet the Tournament Test. A "REMOVAL EVENT" shall be deemed to occur if: (i) Player is removed by the shareholders of Golf One without cause as Chairman of the Board of Golf One or
(ii) at any shareholders' meeting at which Player's position as director is up for election, Player is not re-elected by the shareholders as a director of Golf One (assuming he has continued to serve through the date of such meeting). The License Fee for each Agreement Year shall be paid in four equal installments on a quarterly basis within 30 days following the end of each calendar quarter during the Year, commencing with the first calendar quarter which ends in such Year. The payment for any period which is not a full calendar quarter shall be prorated other than the period in which this Agreement is terminated by Player pursuant to Section 8(b) of this Agreement.

         (c In addition to the License Fee, each Royalty Year Licensee shall pay to Player a royalty (the "ROYALTY") equal to the Player Percentage for such Royalty Year multiplied by the sum of: (i) 3% of Net Receipts from sales of Endorsed Products on a Direct Marketing Basis which are in excess of $10,000,000 and are less than or equal to $20,000,000; (ii) 2% of Net Receipts from sales of Endorsed Products on a Direct Marketing Basis which are in excess of $20,000,000; and (iii) 3% of Net Receipts from Net Sales of Endorsed Products other than on a Direct Marketing Basis. The $10,000,000 and $20,000,000 amounts shall be prorated for the first and last Royalty Years. The Royalty shall be advanced on a quarterly basis, within 30 days from the end of each Royalty Quarter, based on the good faith estimate of the Player Percentage determined for the year-to-date. It is understood that notwithstanding any advances of the Royalty, the actual Royalty for any Royalty Year shall be determined in accordance with the formula set forth in first sentence of this Section 2(c), and that the final payment of the Royalty for such Royalty Year shall be the difference between the amount of the Royalty determined in accordance with such first sentence and the amounts previously advanced. If the amount of advanced for any Royalty Year shall exceed the actual Royalty determined in accordance with such first sentence, Licensee shall offset such excess against future Royalties or other obligations payable under this Agreement; provided, however, that if the amount of overpayment exceeds 10% of the total Royalty for such Royalty Year, the Company may demand the refund of such of excess from Licensor.

         (d Within 30 days following the end of each Royalty Quarter, Licensee shall deliver to Player a royalty statement (a "ROYALTY STATEMENT") setting forth the Net Receipts for the Quarter and the calculation of the Royalty, which Statement shall be certified by an executive officer of Licensee as being true and complete. Each Royalty Statement shall be conclusive and binding upon Player as to the amount of the Royalty for the Royalty Quarter covered by such Statement unless Player shall object in writing within two years following receipt of such Royalty Statement. Upon reasonable prior notice, Player shall have the right to examine Licensee's books and records (but in no more than twice each Royalty Year) to the extent reasonably necessary to determine the accuracy and completeness of the information on such Statement. Such examination shall be made during Licensee's usual business hours at the place where such books and records are maintained. Unless such examination and inspection results in a determination that Licensee underpaid the Royalty in either of the two prior Royalty Years by more than the greater of 5% of the Royalty actually due or $2,500, such examination shall be at the cost and expense of Player.


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If such examination or inspection shows that the Royalty in either of the two prior Royalty Years shall have underpaid by more than the greater of 5% of the Royalty actually due or $2,500, all costs and expenses for such examination, up to $10,000 per examination, shall be paid by Licensee.

         (e) Licensee shall have the right to offset against any License Fee the amount of any cash compensation and fees paid or payable to Player for serving as director and/or officer of Licensee which have not previously been so offset.

3.       PLAYER APPROVALS

         (a Licensee agrees that all uses of the Player Name in connection with the Exploitation of Endorsed Products in the Territory, including in connection with Marketing Materials and the quality of the Endorsed Products, will be subject to prior approval of Player, which approval will not be unreasonably withheld. It is understood that, with respect to the use of the Player Name, each approval shall relate to the use of the Player Name in connection with the form and content of the Marketing Materials and/or the incorporation of the Player Name on Endorsed Products, and that once given, no further approval shall be required with respect to multiple uses of approved uses of the Player Name or immaterial variances in the Marketing Materials (immateriality be determined by reference to the materiality of such change to Player). Any approvals required by Player or requested of Player pursuant to the terms hereof shall be given by confirmed facsimile or certified mail to Licensee within a reasonable time from the date of receipt by Player of the materials for which approval is requested. In the event no response by Player is received by Licensee within 10 days from receipt of such materials by Player, the approvals shall be deemed given. All sublicenses, other than those in effect on the date hereof, must permit Licensee (and indirectly Player) the same right of approval unless otherwise agreed in writing by Player. Player may from time to time delegate to one person, or any one of several persons, his approval rights by written notice to Licensee, in which event until such delegation is withdrawn by written notice to Licensee, all approvals may be granted by such person or persons.

         (b Licensee shall own the copyright to all Marketing Materials. Player shall take any action reasonably requested by Licensee to confirm such ownership. Licensee acknowledges that it does not own the Player Name.

4.       PLAYER'S WARRANTIES AND COVENANTS




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         (a Player warrants and represents as follows: (i) Player has all right, power and authority to enter into this Agreement and grant the License;
(ii) Player has all rights to use the Player Name in the Exploitation of Endorsed Products in the Territory; (iii) except pursuant to this Agreement, the Existing Licenses and the Player/WSE License, no Person has any right to use the Player Name in the Exploitation of Endorsed Products in the Territory and there are no licenses or other rights presently outstanding for the use of the Player Name in the Exploitation of the Endorsed Products in the Territory; (iv) the Exploitation of the Player Name in connection with Endorsed Products contemplated by this Agreement and the Player/WSE License will not violate or infringe upon the rights (including, but not limited to, the Intellectual Property Rights) of any Persons anywhere in the world; (v) the use of the Player Name as contemplated by this Agreement will not require any payments to any Person other than to Player pursuant to this Agreement; (vi) Player has provided to Licensee a true and correct copy of the Player/WSE License; the Player/WSE License is in full force and effect, constitutes a valid and legally binding obligation of Player and WSE, enforceable against Player and WSE in accordance with its terms, and neither Player nor WSE is in breach of or in default under the Player/WSE License and in no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach of or default under the Player/WSE License. Licensee acknowledges that Player makes no representations with respect to the use of any other Intellectual Property Rights in connection with any Marketing Materials or the Exploitation of the Player Name.

         (b Player agrees that from and after the date hereof, Player shall not directly or indirectly use the Player Name in the Exploitation of any Endorsed Products, or Transfer any right or license to use the Player Name in the Exploitation of Endorsed Products.

         (c Player has developed a valuable right in the Player Name which is an integral part of this Agreement and is subject to the exclusive License granted to Licensee hereunder. To facilitate Licensee's use of the License pursuant to this Agreement, Player agrees to: (i) serve as spokesman for each Endorsed Product; (ii) actively promote Endorsed Products and (iii) subject to medical impairments rendering Player unable to perform, provide the services described in Exhibit A to this Agreement. Licensee acknowledges that the covenants under Sections 4(c)(i) and (ii) shall not require Player to perform any specific amount of time of service.

         (d Notwithstanding anything to the contrary contained herein, it is mutually understood that Player has no control over, and is not responsible for:

             (i the media, including without limitation, any news, media photographs or other depictions of Player that may appear from time to time;

             (ii the content of the advertising or sponsorship portion not directly involving Player of:

                  (A any Media Production;

                  (B any athletic tournament, game or outing; or



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                  (C any other event, including without limitation, any live artistic, literary, dramatic, theatrical or musical production or charitable event, in which Player participates or with which he is otherwise associated.

             (iii the products and services endorsed, promoted, advertised or publicized by any other team, league or association for which Player may play or with respect to which he may become associated or by any of their respective successors and assigns;

all or any of which may use Player's name, fame, nickname, initials, autograph, voice, video or film portrayals, facsimile or original signature, photograph, likeness and image or facsimile image, without Player's consent and in any or all of which Player may appear or participate. Licensee agrees that Player shall not be, and shall not be deemed to be, in contravention or breach of any of the provisions hereof as a result of any or all of the foregoing or arising in connection therewith.

         (e The restrictions set forth in this Agreement are not intended to preclude and shall not preclude Player from appearing in the sports, entertainment, news or information portion of:

             (i any form of Media Production; or

             (ii any professional golf tournament; or

             (iii any other entertainment event, including without limitation, any live artistic, literary, dramatic, theatrical or musical production;

in which or in connection with which products or services are advertised, publicized, featured or otherwise dealt with that are the same as or similar to or competitive with Endorsed Products or that are sponsored by competitors of Licensee, provided that Player's participation is not for the endorsement of such products or services.

         (f Player is not responsible for initiating action against, enjoining or otherwise attempting to dissuade any Person not licensed by Player, including without limitation, any former licensee of Player, the media or any advertiser, promoter or other entity, which in contravention of this Agreement or otherwise makes unauthorized use of anything, including without limitation, any unauthorized use of the Player Name in promoting or advertising any product (or products) or services whatsoever, including without limitation, any products which are the same as or similar to or directly competitive with Endorsed Products. Player shall not incur any liability to Licensee or any Person arising out of any such activity by any such Person. Player agrees that at Licensee's sole cost and expense, he shall give such reasonable assistance to Licensee as may be required to cause any such Person to cease and desist from such activities, or in connection with any lawsuit or other proceeding by Licensee against such Person.

         (g To the extent that Player has (and has all necessary rights to) any Artwork which Licensee believes would be useful in the Exploitation of Endorsed Products, Player shall furnish


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such Artwork to Licensee on a royalty-free basis. Licensee shall be responsible for all shipping and handling charges in connection with such Artwork, shall safekeep such Artwork and be responsible for it while in transit, and after use of such Artwork, Licensee shall return such Artwork to Player. It is understood that such Artwork may not be reproduced for sale but just used in connection with the advertisement and promotion of Endorsed Products. Any such use of Artwork is subject to Player's prior approval pursuant to Section 3(a) of this Agreement. To the extent that any Artwork is owned by Persons other than Player, upon request of Licensee, Player shall provide such consents or approvals to such other Persons as may be necessary for Licensee to acquire (at no cost or expense to Player) the right to use such Artwork.

5.       INDEMNIFICATION; LIABILITY

         (a Player agrees to indemnify and hold Licensee and its successors and permitted assigns, and their respective Affiliates ("LICENSEE INDEMNIFIED PARTY") harmless from and against any and all claims, losses, costs, damages, liabilities and expenses (including attorneys' fees and court costs) suffered or incurred by any Licensee Indemnified Party arising out of breach by Player of any warranty, representation or covenant hereunder or the use pursuant to this Agreement by such Licensee Indemnified Party of the Player Name.

         (b Licensee agrees to indemnify and hold Player and his heirs and permitted assigns, and their respective Affiliates ("PLAYER INDEMNIFIED PARTY") harmless from and against any and all claims, losses, damages, liabilities and expenses (including attorneys fees and court costs) suffered or incurred by any Player Indemnified Party arising out of a breach by Licensee of any warranty, representation or covenant hereunder, from the Exploitation by Licensee of the Endorsed Products, from Endorsed Products, from the services of Player hereunder, from the use of the Player Name and from the violation of any law, rule or regulation in connection with the Exploitation of the Player Name (other than claims, losses, damages, liabilities and expenses (including attorneys fees and court costs) related to a breach by Player of any of its representations, warranties or covenants under this Agreement, such as an infringement claim against Licensee for infringement of another Person's rights based solely on the use by Licensee of the Player Name other than with the respect to use of other Intellectual Property Rights in connection therewith).

         (c In no event shall any party to this Agreement be liable to the other for punitive, indirect or special damages.

6. INSURANCE. From and after the Effective Date, Licensee shall provide and maintain, at its own expense, commercial general liability insurance, including product liability and advertising injury coverage, with limits of not less than $5,000,000, and shall cause such policy to be endorsed to state that Player is an additional named insured thereunder. A certificate of insurance evidencing such coverage shall be furnished to Player within 30 days following the Effective Date. Such insurance policy shall provide that the insurer shall not terminate or materially modify such policy or remove Player as an additional named insured without prior written notice to Player at least 30 days in advance thereof.

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7.       RESERVATION OF RIGHTS

         Player reserves all rights pertaining to the Player Name except as specifically granted to Licensee hereunder. Without limiting the generality of the foregoing, Player may Exploit the Player Name in all forms of Electronic Media other than in connection with the Exploitation of Endorsed Products.

8.       TERMINATION

     (a Licensee shall have the right, upon 30 days prior written notice to Player, to terminate this Agreement in the event that governmental regulations or other causes arising out of a state of national emergency or war, or causes beyond Licensee's control, render Licensee's performance under this Agreement materially impaired.

     (b In the event that either party defaults in any material respect under any of the material terms or conditions set forth herein, including but not limited to payments, the non-defaulting party shall send a notice to cure by either certified or registered mail return receipt requested to the defaulting party. Failure by the defaulting party to cure the default within 30 days of receipt of the notice to cure shall give the right to the non-defaulting party, in its sole discretion, to terminate this Agreement.

     (c Licensee shall have the right to terminate this Agreement upon written notice to Player in the event that the WSE Agreement shall be terminated other than termination by WSE in accordance with the Agreement as a result of the default by Licensee under the WSE Agreement.

     (d Player shall have the right to terminate this Agreement after the Effective Date in the event of termination of the WSE Agreement by WSE as a result of the default by Licensee under such Agreement following the Effective Date.

     (e Promptly following termination of this Agreement, Licensee shall provide Player with a statement indicating the remaining Endorsed Products in inventory, in process of manufacture or subject to non-cancelable orders as of the termination date ("REMAINING PRODUCTS"). Unless this Agreement is terminated by Player pursuant to Section 8(b) or 8(d) hereof or by Licensee pursuant to
Section 8(a) or 8(h) hereof, Licensee shall have the right to sell any Remaining Products for a period of six months after termination of this Agreement (the "SELL-OFF PERIOD"). Notwithstanding the foregoing, Licensee shall not have the right, other than with respect to Remaining Products, to manufacture any additional Endorsed Products. No License Fee shall accrue during the Sell-Off Period provided that the Royalty shall accrue during the Sell-Off Period and be payable as contemplated by Section 2(b) of this Agreement. Upon the expiration of the Sell-Off Period, or termination by Player pursuant to Section 8(b) or 8(d) of this Agreement, Licensee shall destroy any remaining inventory and shall certify same by declaration executed by an executive officer of Licensee.

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     (f  The termination of this Agreement for any reason will not have any effect on: (i) the rights of Player to collect any amounts due and owing under this Agreement; (ii) the rights of Licensee to sell its remaining inventory in accordance with Section 8(e) except as provided in Section 8(e) hereof; (iii) the rights to indemnification pursuant to Section 5 of this Agreement; and (iv) the rights to damages or other legal or equitable relief for breaches or defaults occurring prior to the termination of the Agreement.

     (g If Player files a petition in bankruptcy or is adjudicated bankrupt, or becomes insolvent or makes an assignment for the benefit of creditors or other similar arrangement or discontinues business, or if a receiver is appointed for it or its business, this Agreement shall not terminate upon the occurrence of any such event and Player shall not have the authority to Transfer any rights of any nature for the use of the Player Name or any Endorsed Products in conflict with this Agreement or to reject any rights hereunder.

     (h If Licensee files a petition in bankruptcy or is adjudicated bankrupt, or becomes insolvent or makes an assignment for the benefit of creditors or other similar arrangements or discontinues business, or if a receiver is appointed for it or its business, this Agreement shall terminate upon the occurrence of such event.

     (i Upon termination of the License for any reason, if Licensee's corporate name includes the Player Name or a derivative or variation thereof, Licensee shall, as promptly as practicable, but in no event later than 90 days following termination of the License, amend its corporate name to a name not including the Player Name.

9.       MISCELLANEOUS.

     (a Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, confirmed facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the fifth day following deposit in the United States mails . Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

     (b Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

     (c Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement. This

Agreement may not be amended prior to the Effective Date without the prior written consent of Golf One unless and until the Asset Purchase Agreement is terminated.

     (d Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

     (e Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (f Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

     (g Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     (h Attorneys' Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

     (i Further Assurances. The parties to this Agreement shall upon request take any and all actions and execute any and all documents reasonably necessary to effectuate the terms and intent of this Agreement.

     (j Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

     (k Independent Relationship. This Agreement does not constitute and shall not be construed to constitute an agency, a partnership, a joint venture or employment agreement between Player and Licensee. Licensee shall not have authority to obligate or bind Player in any manner whatsoever, subject to the provisions stated herein and only as Player may specifically approve in writing prior thereto. Player and Licensee shall be deemed independent contractors in all respects.

     (l Assignments. Player may not Transfer its rights or obligations under this Agreement except that Player may assign its right to receive the License Fee and the Royalty. Licensee may not Transfer its rights or obligations under this Agreement except: (i) to a subsidiary or to a Person who controls Licensee; and/or (ii) through a merger or consolidation of Licensee with another Person (other than an Excluded Purchaser); and/or (iii) the sale by Licensee of all or substantially all of its assets to another Person (other than an Excluded Purchaser); and/or (iv) GPG may assign its rights and obligations to Golf One pursuant to the Asset Purchase Agreement. For purposes of this Agreement, an "EXCLUDED PURCHASER" is a Person: (i) whose sales of golf clubs in the United States exceeded 10% of the total sales of golf clubs in the United States during the calendar year prior to the sale or merger date, based on industry reports (or, if no such report is available for such prior calendar year, the most recent prior calendar year for which such report is available); (ii) whose corporate name includes the name of any recognized professional golfer; or (iii) which has over 25% of its capital stock owned by a recognized professional golfer. Any assignee permitted pursuant to the terms of this Section 8(l) must be capable of fulfilling all terms of this Agreement and, further, except for the assignment from Licensee to Golf One, no such assignment shall act to relieve the assignor of its obligations and duties under this Agreement. Upon the request of Golf One following the assignment of this Agreement to Golf One, Player and Golf One shall enter into a new contract, identical to this Agreement, deleting references to GPG.

     (m Force Majeure. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations (other than, in all events, the payment of money) due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

     (n Arbitration. All disputes, controversies or differences which are not settled by common accord shall be conclusively settled by arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association, and judgment and the award rendered by the arbitration panel may be entered in any court or tribunal of competent jurisdiction. In any arbitration proceeding conducted pursuant to this Section, both parties shall have the right to discovery, to call witnesses and to cross-examine the other party's witnesses (either through legal counsel, expert witnesses or both). All decisions of the arbitration panel shall be final, conclusive and binding upon all parties, and shall not be subjected to judicial review. The arbitration provisions of this Agreement shall not prevent any party from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations for which such party may obtain provisional relief pending any decision on such merits by an arbitrator.

     (o Remedies. In the event either party materially breaches this Agreement, Licensee and Player agree that, in addition to any and all other remedies available at law or in equity, the non-breaching party shall be entitled to injunctive relief to the extent permitted by law from further violation of this Agreement, during any proceeding as well as on final determination thereof, without prejudice to any other right of either party.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        GARY PLAYER GROUP, INC.



                                        By:_____________________________

                                        Its:____________________________

                                        3930 RCA Boulevard
                                        Suite 3001
                                        Palm Beach Gardens, Florida 33410



                                        ________________________________
                                        GARY PLAYER

                                        3930 RCA Boulevard
                                        Suite 3001
                                        Palm Beach Gardens, Florida 33410

                             EXHIBIT A TO AGREEMENT

                                     BETWEEN

                     GARY PLAYER GROUP, INC. AND GARY PLAYER



SERVICES:

         Player agrees to provide to Licensee each Agreement Year the number of days of Services requested by Licensee, up to six days per Agreement Year (the "MAXIMUM DAYS"). "Services" shall include, among other things, appearing in infomercials, videos, commercials and other advertisements, appearing at or playing in golf tournaments on behalf of Licensee and attending other promotional functions for Endorsed Products in order to perform the ancillary marketing services required by this Agreement. Except for night time promotional activities, Player shall not be required to render Services except during normal business hours.

         Licensee shall give reasonable advance notice of any request for Services, it being generally understood that at least 30 days advance notice shall be required. Licensee acknowledges that Player often has other commitments to play in golf tournaments, and Licensee shall schedule the taping or filming of infomercials, videos and commercials to accommodate Player's professional and personal schedule.

         Licensee shall have final script approval for any and all videos, infomercials and commercials; provided, however, the Licensee shall permit Player to review all scripts and shall revise scripts pursuant to reasonable objections from Player. Videos, infomercials and commercials produced hereunder shall be produced and distributed in all material respects in accordance with and adhere to policies, procedures and standards established by Licensee in consultation with Player, which shall include verification procedures to ensure consistent and professional delivery of services which are equal to or greater than the minimum standard acceptable in the respective industry. The copyright to all Marketing Materials (other than the Player Name) shall be owned by Licensee.

         Player shall provide the Maximum Days of Services per Agreement Year without additional compensation from Licensee. If Licensee requires Services to be performed in a location (the "Services Location") which is more than 100 miles from the location Player was otherwise scheduled to be, Player shall be entitled to first class transportation (or the cash equivalent thereof) to and from the Services Location and first class accommodations at the Services Location during the period he is required to perform the services.

         If Player and Licensee agree that Player will provide more than the Maximum Days of Services in an Agreement Year, Player shall be paid a fee of $25,000 for each additional day, payable one half no later than three business days prior to the schedule date for such additional services, and one half on the date of performance of such services.


                                  Exhibit A - 1

         For these purposes, a "day" shall be considered 8.5 hours, and shall include two 15 minute breaks and a one-hour lunch break.

         Player shall not be required to participate in any activities which (i) would subject Player to federal or state securities laws, (ii) would impose a fiduciary duty upon Player to Licensee's shareholders, (iii) would cause Player to violate any laws, (iv) would cause injury to Player or (v) may subject Player to public disrepute. Licensee further understands that Licensee's failure to utilize services of Player hereunder shall not result in any reduction in payments to Player hereunder, nor shall any unused appearances from one Agreement Year be carried forward to another Agreement Year. The obligations of Player to provide Services hereunder are subject to the condition that payments to Player are current and up to date and Licensee is not otherwise in breach of any material provisions of the Agreement; provided that if there is a good faith dispute regarding whether payments are current or Licensee is in breach, Player shall continue to provide services until such dispute is resolved. If Player confirms his availability for any appearance and Player is unable to appear due to illness, injury or other emergency beyond the control of Player, such non-appearance is not a breach of this Agreement and Player shall not be responsible for any expenses incurred due to such nonappearance. In such event, Player and Licensee shall attempt in good faith to reschedule the appearance date (which could be in a subsequent Agreement Year, at no additional charge to Licensee).

         If at any time during the term of the Agreement Licensee elects to feature Player in a television commercial in connection with the advertisement, promotion and sale of Endorsed Products, Licensee shall pay any pension, welfare and other charges as may be levied by any union(s) having jurisdiction over Player's appearance in such television commercial(s) which amounts shall be in addition to any other amounts required to be paid hereunder.



                                  Exhibit A - 2

                                    EXHIBIT B

                   EXISTING LICENSES AND EXISTING DM LICENSES

Existing Licenses:

1. Agreement, dated January 1, 1996, by and between Gary Player Golf Equipment Inc. and YGM Marketing Pte Ltd.

2. Agreement, dated November 15, 1996, by and between Gary Player Golf Equipment Inc. and Toppoint Corporation Limited.

3. Licensing Agent Agreement, dated September 24, 1996, by and between Gary Player Golf Equipment Inc. and International Apparel Marketing Corporation.

4. Agreement, dated January 17, 1997, by and between Gary Player Golf Equipment Inc. and Scorpion Asia Pacific Pte., Ltd.

5. Agreement, dated October 1, 1996, by and between Gary Player Golf Equipment Inc. and Robern Skiwear Inc.

6. Licensing Agreement, dated July 1, 1997, by and between Gary Player Group, Inc., dba Gary Player Golf Equipment, and Cali-Fame of Los Angeles, Inc.

7. Agreement, dated July 1, 1997, by and between Gary Player Group, Inc., dba Gary Player Golf Equipment, and PT. Bintoro Agung.

Existing DM Licenses:

1. Endorsement Agreement, dated August 1, 1997 by and between Richter Innovative Corporation and Gary Player Group, d.b.a. Gary Player Golf Equipment Inc.


                                  EXHIBIT B - 1